Exhibit 99.2

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS THIRD QUARTER RESULTS

•          Significant increase in operating margin

•          Strong operating cash flow of $78 million

•          Returned $18 million to shareholders through share repurchases

•          Announced agreement to acquire Secure Technology

ANGLETON, TX, October 22, 2015 – Benchmark Electronics, Inc. (NYSE: BHE) today announced financial results for the third quarter ended September 30, 2015.

	Three Months Ended
	Sep 30,	Jun 30,	Sep 30,
	2015	2015	2014
Net sales (in millions)	$630	$664	$731
Net income (in millions)	$21	$21	$17
Net income – non-GAAP (in millions)	$21	$22	$23
Diluted EPS	$0.40	$0.40	$0.31
Diluted EPS – non-GAAP	$0.41	$0.42	$0.43
Operating margin (%)	4.1%	3.9%	3.0%
Operating margin – non-GAAP (%)	4.3%	4.2%	4.0%

“In the third quarter, we were pleased to deliver a 30 basis point year-over-year and a 10 basis point quarter-over-quarter improvement in our non-GAAP operating margin as a result of continued focus on portfolio mix, lean and operational excellence initiatives, and working capital management,” said Gayla Delly, Benchmark’s President and Chief Executive Officer. “Benchmark’s solid profitability results, evidenced by our 4.3% non-GAAP operating margin, were achieved despite lower-than-expected revenues. Notwithstanding our excellent operational achievements, headwinds in the industries we serve challenged our top line. Greater-than-expected demand from Computing customers partially offset end-market demand weakness in the Industrial, Test & Instrumentation and Telecom sectors. Medical revenues were pushed into the fourth quarter due to the timing of program qualifications.”

“We expect our third quarter new program bookings to result in annualized revenue of $110 - $130 million when fully launched within the next 12-18 months. Bookings aligned again this quarter with our focus on early engineering engagement and long-term manufacturing solutions for customers in both higher growth and traditional markets.”

Ms. Delly concluded, “Benchmark remains committed to creating shareholder value through a balanced approach to capital allocation, which consists of supporting our business, investing in strategic growth initiatives and continuing share repurchases. We returned $18 million to shareholders through share repurchases during the third quarter, and $71 million over the last

12 months. We also have a strong balance sheet and were excited to announce this morning our planned acquisition of Secure Technology. We remain confident that we are taking the right steps to drive growth and enhance value for our shareholders and our customers.”

Third Quarter 2015 Financial Highlights

•         Cash flows from operating activities were $78 million

•         Cash and cash equivalents were $462 million at September 30, 2015

•         Accounts receivable were $467 million at September 30, 2015, and calculated days sales outstanding were 67 days compared to 68 days at June 30, 2015

•         Inventories were $422 million at September 30, 2015; inventory turns were 5.5 times for both the second and third quarters

The cash conversion cycle improved by one day from the previous quarter — which was four days less than forecasted due to lower than expected revenues. Benchmark continues to execute on improvement initiatives in receivables, payables and inventory, and the Company expects to make further progress in the coming quarters.

Third Quarter 2015 Industry Sector Update

The following table sets forth revenue by industry sector for the referenced quarters.

	Sep 30,	Jun 30,	Sep 30,
	2015	2015	2014
Industrial Controls	31%	30%	30%
Telecommunications	24	27	32
Computing	22	20	21
Medical	14	14	10
Test & Instrumentation	9	9	7
	100%	100%	100%

Our performance varied by sector in the third quarter, resulting in lower-than-expected revenues across the Company’s primary end-markets. Telecommunications revenue declines were greater than expected, while customer revenues in Computing were better than expected. Strength in Computing and new program introductions in Industrial Controls and Test & Instrumentation did not offset the headwinds associated with slower capital spending in the Company’s end-markets. Additionally, slower-than-expected new product qualifications impacted revenues in Medical.

Third Quarter 2015 Bookings Update

•         New program bookings in the third quarter were $110 to $130 million

•         16 engineering awards supporting early engagement opportunities

•         21 manufacturing wins across all market sectors

Margin Improvement Initiatives

Benchmark continues to diversify its portfolio into higher-margin business sectors and pursue lean and operational excellence initiatives. The programs drove higher operating margins, and the Company expects further benefits to accrue over time. Benchmark remains committed to achieving its goal of a non-GAAP 4.5% operating margin.

Capital Allocation

•         Third quarter 2015 common share repurchases totaled $18 million or 0.8 million shares

•         Amount remaining on current share repurchase program is $51 million

•         Over the past three years, more than 50% of free cash flow has been returned to shareholders through share repurchases

In addition to ongoing share repurchases, Benchmark spent $8 million in the third quarter and has spent $33 million year-to-date on capital expenditures related to improving operations and expanding capabilities for customers. For the full year, capital expenditures excluding acquisitions are expected to range from $40-$50 million.

Fourth Quarter 2015 Outlook

•         Revenue between $620-$640 million

•         Diluted earnings per share between $0.39-$0.43 (excluding restructuring charges)

Secure Technology Acquisition

Benchmark also announced today that is has entered into a definitive agreement to acquire Secure Communication Systems, Inc. and its subsidiaries (“Secure Technology”), a leading engineered products and solutions provider to industrial, defense and aerospace customers, for approximately $230 million in cash, on a debt-free, cash-free basis subject to a working capital adjustment.

Third Quarter 2015 Results Conference Call Details

A conference call hosted by Benchmark management will be held today at 10:00 am CT (11:00 am ET) to discuss the Company’s financial results and outlook, as well as the Secure Technology acquisition. This call will be broadcast via the internet and may be accessed by logging on to the Company’s website at www.bench.com.

About Benchmark Electronics, Inc.

Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial control equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products. Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-849-6550 (ext. 1361) or lisa.weeks@bench.com

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore do not follow U.S. generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. Management discloses non-GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends. Management uses non-GAAP measures of net income and earnings per share that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance. Our non-GAAP information is not necessarily comparable to non-GAAP information used by other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This press release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” “goals” and similar terms, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Our forward-looking statements include, among other things, the statement “[w]e expect our third quarter new program bookings to result in annualized revenue of $110 - $130 million when fully launched within the next 12-18 months”, and projections relating to full year capital expenditures, projections of fourth quarter revenues and diluted earnings per share, the planned acquisition of Secure Technology and other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to our operations, markets and business environment generally. If one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date hereof, and the Company assumes no obligation to update them. Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, in its other filings with the Securities and Exchange Commission and in its press releases.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	Sep 30,	Jun 30,	Sep 30,	September 30,
	2015	2015	2014	2015	2014

Income from operations (GAAP)	$26,148	$26,208	$21,915	$71,064	$71,491
Restructuring charges and integration costs	1,095	1,588	2,160	7,553	6,176
Thailand flood-related items, net of insurance	-	-	-	-	(1,571)
Customer bankruptcy	-	-	5,029	-	5,029
Non-GAAP income from operations	$27,243	$27,796	$29,104	$78,617	$81,125

Net income (GAAP)	$20,565	$21,210	$16,906	$55,980	$57,903
Restructuring charges and integration costs,
net of tax	618	772	1,504	5,054	4,146
Thailand flood-related items, net of insurance
and tax	-	-	-	-	(1,263)
Customer bankruptcy, net of tax	-	-	4,831	-	4,831
Non-GAAP net income	$21,183	$21,982	$23,241	$61,034	$65,617

Earnings per share: (GAAP)
Basic	$0.40	$0.41	$0.32	$1.08	$1.08
Diluted	$0.40	$0.40	$0.31	$1.07	$1.06

Earnings per share: (Non-GAAP)
Basic	$0.41	$0.42	$0.43	$1.18	$1.22
Diluted	$0.41	$0.42	$0.43	$1.16	$1.21

Weighted-average number of shares used in
calculating earnings per share:
Basic	51,192	52,180	53,660	51,940	53,712
Diluted	51,588	52,671	54,265	52,448	54,387

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Sales	$630,191	$731,302	$1,915,154	$2,087,514
Cost of sales	575,907	676,008	1,753,375	1,923,346
Gross profit	54,284	55,294	161,779	164,168
Selling, general and administrative expenses	27,040	31,219	83,162	88,072
Restructuring charges and integration costs	1,096	2,160	7,553	6,176
Thailand flood-related items, net of insurance	-	-	-	(1,571)
Income from operations	26,148	21,915	71,064	71,491
Interest expense	(495)	(494)	(1,427)	(1,443)
Interest income	246	535	971	1,718
Other expense, net (1)	(1,121)	(1,359)	(1,582)	(1,517)
Income before income taxes (1)	24,778	20,597	69,026	70,249
Income tax expense (1)	4,213	3,691	13,046	12,346
Net income (1)	$20,565	$16,906	$55,980	$57,903

Earnings per share:
Basic (1)	$0.40	$0.32	$1.08	$1.08
Diluted (1)	$0.40	$0.31	$1.07	$1.06

Weighted-average number of shares used in calculating
earnings per share:
Basic	51,192	53,660	51,940	53,712
Diluted	51,588	54,265	52,448	54,387

(1)              Amounts for the three and nine months ended September 30, 2014 are as-adjusted due to the correction of an immaterial error.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands)
	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$462,094	$427,376
Accounts receivable, net	467,241	520,389
Inventories	421,532	401,261
Other current assets (1)	41,294	38,092
Total current assets (1)	1,392,161	1,387,118
Long-term investments	935	1,008
Property, plant and equipment, net	181,187	190,180
Goodwill and other, net	92,821	99,148
Total assets (1)	$1,667,104	$1,677,454

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of capital lease obligations	$751	$676
Accounts payable	272,274	289,786
Accrued liabilities (1)	68,134	68,616
Total current liabilities (1)	341,159	359,078
Capital lease obligations, less current installments	8,270	8,845
Other long-term liabilities	19,372	19,906
Shareholders’ equity (1)	1,298,303	1,289,625
Total liabilities and shareholders’ equity (1)	$1,667,104	$1,677,454

(1)              Amounts as of December 31, 2014 are as-adjusted due to the correction of an immaterial error.